Exhibit 3.1

Confidential

ARTICLES OF AMENDMENT

OF

SANTANDER HOLDINGS USA, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1. The name of the corporation is Santander Holdings USA, Inc. (the “Corporation”).

2. This amendment (the “Amendment”) amends the Corporation’s existing Articles of Incorporation, as amended and in effect prior to the filing of these Articles of Amendment (the “Existing Articles”), by adding the provisions set forth on Annex A attached hereto into Article III, Part A, Preferred Stock, after Section 6, Series I Non-Cumulative Perpetual Preferred Stock, and immediately preceding Article III, Part B, Common Stock.

3. The foregoing Amendment was adopted by the Corporation effective August 25, 2026.

4. The adoption of the foregoing Amendment was approved in accordance with Section 13.1-689 of the Code of Virginia by a senior executive officer of the Corporation pursuant to authority granted by, and subject to the limits prescribed by, the Board of Directors of the Corporation in resolutions adopted on November 24, 2025, and under the authority granted to the Board of Directors under Section 13.1-639 of the Code of Virginia and Article III of the Existing Articles. Shareholder approval of the Amendment was not required pursuant to Section 13.1-639 of the Code of Virginia and Article III of the Existing Articles.

5. This Amendment shall become effective as of 12:01 a.m. Eastern Time on August 27, 2026.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its authorized officer on August 25th, 2026.

SANTANDER HOLDINGS USA, INC.

By:	/s/ Jonathan Watson
Name:	Jonathan Watson
Title:	Treasurer and Executive Vice President

[Signature Page to Articles of Amendment]

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Annex A

TEXT OF AMENDMENT

7. Series J Non-Cumulative Perpetual Preferred Stock. There is hereby established a series of the Corporation’s authorized Preferred Stock, to be designated as the “Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series J” (the “Series J Preferred Stock”). The designation and number, and relative rights, preferences and limitations of the Series J Preferred Stock, insofar as not already fixed by any other provision of these Articles of Incorporation, shall be as follows:

(a) Authorized Shares; No Par Value. The authorized number of shares that shall initially constitute Series J Preferred Stock shall be 500,000 shares. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series J Preferred Stock then outstanding) by further resolution duly adopted in accordance with the Virginia Stock Corporation Act, stating that such increase or reduction, as the case may be, has been so authorized. Shares of Series J Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series J Preferred Stock.

Each share of Series J Preferred Stock shall be identical in all respects to each other share of Series J Preferred Stock, except that shares of Series J Preferred Stock issued after the first date on which any share of Series J Preferred Stock is issued and outstanding (the “Original Issue Date”) may only be issued on a Dividend Payment Date (as defined below), and shall accrue dividends from the date they are issued. Shares of Series J Preferred Stock shall have no par value.

(b) Ranking. The Series J Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, on a parity with the Series E Preferred Stock (as defined in Article III, Part A, Section 2, Series E Non-Cumulative Perpetual Preferred Stock), the Series F Preferred Stock (as defined in Article III, Part A, Section 3, Series F Non-Cumulative Perpetual Preferred Stock), the Series G Preferred Stock (as defined in Article III, Part A, Section 4, Series G Non-Cumulative Perpetual Preferred Stock), the Series H Preferred Stock (as defined in Article III, Part A, Section 5, Series H Non-Cumulative Perpetual Preferred Stock) and the Series I Preferred Stock (as defined in Article III, Part A, Section 6, Series I Non-Cumulative Perpetual Preferred Stock), and with each class or series of Preferred Stock that the Corporation may issue in the future, the terms of which expressly provide that such class or series will rank on a parity with the Series J Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Parity Securities”). The Series J Preferred Stock shall rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, senior to the Common Stock (as defined below) of the Corporation and each other class or series of Preferred Stock the Corporation may issue in the future, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series J Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (together with the Common Stock, the “Junior Securities”).

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(c) Definitions. As used herein with respect to the Series J Preferred Stock:

(i) “Adjustments” has the meaning set forth in the definition of Five-year U.S. Treasury Rate.

(ii) “Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), or any successor provision.

(iii) “Benchmark Substitution Event” has the meaning set forth in the definition of Five-year U.S. Treasury Rate.

(iv) “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

(v) “Calculation Agent” means such bank or other entity as may be appointed by the Corporation to act as calculation agent for the Series J Preferred Stock from time to time. The Corporation may at its sole discretion appoint itself or an affiliate as calculation agent.

(vi) “Designee” has the meaning set forth in the definition of Five-year U.S. Treasury Rate.

(vii) “Dividend Payment Date” has the meaning set forth in Part A, Section 4(d)(ii).

(viii) “Dividend Period” means each period from and including a Dividend Payment Date (except that the initial Dividend Period shall commence on and include the Original Issue Date of the Series J Preferred Stock) and continuing to but not including the next succeeding Dividend Payment Date.

(ix) “Dividend Reset Date” means the First Dividend Reset Date and each date falling on the fifth anniversary of the preceding Dividend Reset Date. Dividend Reset Dates, including the First Dividend Reset Date, will not be adjusted for Business Days.

(x) “Dividend Reset Period” means the period from and including the First Dividend Reset Date to, but excluding, the next following Dividend Reset Date and thereafter each period from and including each Dividend Reset Date to, but excluding, the next following Dividend Reset Date.

(xi) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

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(xii) “First Dividend Reset Date” means December 21, 2031.

(xiii) “Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, (i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recently published H.15 as of 5:00 p.m. (Eastern Time) (the “Initial Base Rate”) or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity for five-year maturities, then the rate shall be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Dividend Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturing as close as possible to, but later than, the Dividend Reset Date following the next succeeding Reset Dividend Determination Date, in each case for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) in the H.15 as of 5:00 p.m. (Eastern Time).

Notwithstanding the foregoing, if the Corporation, in its sole discretion, determines on or prior to the relevant Reset Dividend Determination Date that the Five-year U.S. Treasury Rate cannot be determined in the manner then applicable for such rate (which, as of the date of original issuance of the Series J Preferred Stock, is pursuant to the methods described in clauses (i) or (ii) above) (a “Benchmark Substitution Event”), the Corporation may, in its sole discretion, designate an unaffiliated agent or advisor (the “Designee”) to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the date of original issuance of the Series J Preferred Stock, is the Initial Base Rate). If the Designee determines that there is such an industry-accepted successor rate, then the “Five-year U.S. Treasury Rate” shall be such successor rate and, in that case, the Designee may then determine and adjust the Business Day convention, the definition of Business Day and the Reset Dividend Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable base rate (which, as of the date of original issuance of the Series J Preferred Stock, is the Initial Base Rate) in each case in a manner that is consistent with industry-accepted practices for the use of such successor rate (the “Adjustments”). If the Corporation, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to the then-applicable base rate, then the Five-year U.S. Treasury Rate will be the same rate as determined for the prior Reset Dividend Determination Date or, if this sentence is applicable with respect to the first Reset Dividend Determination Date, 4.358%.

(xiv) The Five-year U.S. Treasury Rate will be determined by the Calculation Agent on the Reset Dividend Determination Date.

(xv) “H.15” means the daily statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System or any successor.

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(xvi) “Holder” means the person or persons in whose name the shares of the Series J Preferred Stock are registered on the books and records of the Corporation, which may be treated by the Corporation as the absolute owner of the shares of Series J Preferred Stock for the purpose of making payment and for all other purposes.

(xvii) “Initial Base Rate” has the meaning set forth in the definition of Five-year U.S. Treasury Rate.

(xviii) “Junior Securities” has the definition provided in Section 4(b) of this Article.

(xix) “Original Issue Date” means August 27, 2026.

(xx) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in (including any announcement of a prospective change), the laws, rules or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve System and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of Series J Preferred Stock; (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series J Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of Series J Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series J Preferred Stock then outstanding as “additional tier 1 capital” (or its equivalent) for purposes of the Federal Reserve’s capital adequacy regulations or policies (or, as and if applicable, the capital adequacy regulations and policies of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of Series J Preferred Stock is outstanding.

(xxi) “Reset Dividend Determination Date” means, in respect of any Dividend Reset Period, the day falling two Business Days prior to the beginning of such Dividend Reset Period.

(xxii) “Stated Amount” means, in respect of Series J Preferred Stock, $1,000 per share, and, in respect of any other series of capital stock, the stated amount per share specified in these Articles of Incorporation or applicable certificate of designations (including, in the case of any series that does not use the words “stated amount,” the specified amount of any preference upon liquidation, dissolution or winding-up, without regard to any unpaid dividends that may also be included in the liquidation preference with respect to such shares).

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(d) Dividends.

(i) Rate. Holders of shares of Series J Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors (or a duly authorized committee of the Board of Directors pursuant to Section 13.1-689(D)(6) of the Code of Virginia) and declared by the Corporation, but only out of funds legally available therefor, quarterly, in arrears, on March 21, June 21, September 21 and December 21 of each year, beginning on December 21, 2026, non-cumulative cash dividends as follows:

(1) from the Original Issue Date to, but excluding, the First Dividend Reset Date, at an annual rate of 7.271% of the Stated Amount per share; and

(2) from and including the First Dividend Reset Date, for each Dividend Reset Period, at an annual rate equal to the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date plus 2.979% of the Stated Amount per share.

(ii) Each date on which dividends are payable pursuant to the foregoing clause (i) is a “Dividend Payment Date,” and dividends for each Dividend Payment Date are payable with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, in each case to Holders of record on the 15th calendar day before such Dividend Payment Date or such other record date not more than 30 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors (or a duly authorized committee of the Board of Directors) in advance of payment of each particular dividend. The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series J Preferred Stock.

(iii) If a day that would otherwise be a Dividend Payment Date is not a Business Day, then such date will nevertheless be a Dividend Payment Date but dividends on the shares of Series J Preferred Stock, when, as and if declared, will be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of Series J Preferred Stock).

(iv) Dividends on shares of Series J Preferred Stock shall not be cumulative. Holders of Series J Preferred Stock shall not be entitled to receive any dividends not authorized by the Board of Directors (or a duly authorized committee of the Board of Directors pursuant to Section 13.1-689(D)(6) of the Code of Virginia) and declared by the Corporation, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared. Holders of the Series J Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series J Preferred Stock as specified in this Part A, Section 4(d) (subject to the other provisions of these Articles of Incorporation).

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(v) The applicable dividend rate for each Dividend Reset Period will be determined by the Calculation Agent, as of the applicable Reset Dividend Determination Date. The Calculation Agent’s determination of any dividend rate and its calculation of the amount of dividends for any Dividend Period during a Dividend Reset Period, and a record maintained by the Corporation of any Benchmark Substitution Event and any Adjustments, will be maintained on file at the Corporation’s principal offices and will be available to any Holder upon request and will be final and binding in the absence of manifest error. For the avoidance of doubt, any determination by the Corporation or a Designee pursuant to the second paragraph of the definition of Five-year U.S. Treasury Rate (including, without limitation, with respect to any Benchmark Substitution Event or any Adjustments) shall not be subject to the vote or consent of the Holders of the Series J Preferred Stock.

(vi) This subsection shall not restrict the ability of the Corporation or any affiliate of the Corporation to engage in any market-making transactions or purchases in connection with the distribution of securities in the ordinary course of business.

(vii) The amount of the dividend computed per share of Series J Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series J Preferred Stock shall cease to accrue on the redemption date, if any, as described in Section 4(e), unless the Corporation defaults in the payment of the Redemption Price of the shares of the Series J Preferred Stock called for redemption.

(viii) Dividends on the Series J Preferred Stock are non-cumulative. If for any reason the Board of Directors (or a duly authorized committee of the Board of Directors pursuant to Section 13.1-689(D)(6) of the Code of Virginia) does not authorize and the Corporation does not declare a dividend on the Series J Preferred Stock or if the Board of Directors (or a duly authorized committee of the Board of Directors pursuant to Section 13.1-689(D)(6) of the Code of Virginia) authorizes and the Corporation declares less than a full dividend in respect of any Dividend Period, the Holders shall have no right to receive any dividend or a full dividend, as the case may be, for the applicable Dividend Period, and the Corporation shall have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are authorized, declared and paid for any future Dividend Period with respect to the Series J Preferred Stock or the Common Stock or any other class or series of Preferred Stock.

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(ix) If full dividends on all outstanding shares of the Series J Preferred Stock for any Dividend Period have not been authorized, declared, and paid or set aside for payment, the Corporation shall not declare or pay dividends with respect to, or redeem, purchase or acquire any of, its Junior Securities during the next succeeding Dividend Period, other than:

(1) dividends payable solely in Junior Securities;

(2) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stockholder stock purchase plan;

(3) any declaration of a dividend in connection with any stockholders’ rights plan, including with respect to any successor stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, including with respect to any successor stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and

(4) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities.

(x) The dividends paid on the Series J Preferred Stock are to be treated for tax purposes in the United States as distributions of property within the meaning of Section 302 of the Internal Revenue Code and in no case are they intended to generate a deductible expense in the United States.

If dividends for any Dividend Payment Date are not paid in full on the shares of the Series J Preferred Stock and there are issued and outstanding shares of Parity Securities with the same Dividend Payment Date, then all dividends declared on shares of the Series J Preferred Stock and such Parity Securities on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full dividends (or equivalent) per share on the shares of the Series J Preferred Stock and all such Parity Securities otherwise payable on such Dividend Payment Date (subject to their having been authorized by the Board of Directors (or a duly authorized committee of the Board of Directors pursuant to Section 13.1-689(D)(6) of the Code of Virginia) and declared by the Corporation out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

(e) Redemption.

(i) The Series J Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series J Preferred Stock is not redeemable prior to December 21, 2031. On and after that date, the Series J Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, at a redemption price equal to $1,000 per share, plus any authorized, declared and unpaid

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dividends, without accumulation of undeclared dividends, on any Dividend Payment Date. Holders of Series J Preferred Stock will have no right to require the redemption or repurchase of Series J Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, all (but not less than all) of the shares of the Series J Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus an amount equal to the sum of (i) any authorized, declared and unpaid dividends in any prior Dividend Period and (ii) any unpaid dividends for the Dividend Period in which the redemption date occurs (whether or not declared) calculated at the applicable Dividend Rate on the basis of a full Dividend Period multiplied by a fraction, the numerator of which is the number of days in such Dividend Period prior to the redemption date, and the denominator of which is the total number of days in such Dividend Period, upon notice given as provided in subsection (ii) below.

Redemption or repurchase of Series J Preferred Stock is subject to receipt of any required prior approval of the Federal Reserve (or another successor bank regulatory authority that may become the Corporation’s Appropriate Federal Banking Agency) and to the satisfaction of any conditions set forth in the capital standards, guidelines or regulations of the Federal Reserve (or another successor bank regulatory authority that may become the Corporation’s Appropriate Federal Banking Agency) applicable to redemption of the Series J Preferred Stock.

(ii) If shares of Series J Preferred Stock are to be redeemed, the notice of redemption shall be electronically delivered to the Holders of record of Series J Preferred Stock to be redeemed not less than 5 days nor more than 60 days prior to the date fixed for redemption thereof. Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series J Preferred Stock to be redeemed and, if less than all the shares of Series J Preferred Stock held by a Holder are to be redeemed, the number of such shares of Series J Preferred Stock to be redeemed from such Holder; (iii) the redemption price; (iv) the place or places where the certificates representing shares of Series J Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares of Series J Preferred Stock to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series J Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the Holders of any shares of Series J Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series J Preferred Stock, such shares of Series J Preferred Stock shall no longer be deemed outstanding and all rights of the Holders of such shares of Series J Preferred Stock will terminate, except the right to receive the redemption price plus any authorized, declared and unpaid dividends (or in the case of a redemption following the occurrence of a Regulatory Capital Treatment Event, the redemption price plus an amount equal to the sum of (i) any authorized, declared and unpaid dividends in any prior Dividend Period and (ii) any unpaid dividends for the Dividend Period in which the redemption date occurs (whether or not declared) calculated at the applicable Dividend Rate on the basis of a full Dividend Period multiplied by a fraction, the numerator of which is the number of days in such Dividend Period prior to the redemption date, and the denominator of which is the total number of days in such Dividend Period). Any notice of redemption, once given, shall be irrevocable.

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(iii) In case of any redemption of only part of the shares of Series J Preferred Stock at the time outstanding, the shares of Series J Preferred Stock to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be equitable.

(f) Liquidation.

(i) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of $1,000 per share of Series J Preferred Stock, plus an amount equal to any authorized and declared but unpaid dividends thereon to and including the date of such liquidation, without accumulation of any undeclared dividends, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders shall not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(ii) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series J Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(iii) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding-up.

(iv) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the VSCA, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of Holders of shares of Series J Preferred Stock shall not be added to the Corporation’s total liabilities.

(g) Maturity. The Series J Preferred Stock shall be perpetual.

(h) Voting Rights. The Holders of Series J Preferred Stock shall not have any voting rights except as set forth below.

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(i) If and when the dividends on the Series J Preferred Stock or on any other class or series of the Corporation’s Parity Securities that has voting rights equivalent to those of the Series J Preferred Stock have not been authorized, declared and paid in full for at least six quarterly Dividend Periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting the Board of Directors will be automatically increased by two. Holders of Series J Preferred Stock and the holders of all other classes and series of Parity Securities upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of two additional directors, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect the two additional members of the Board of Directors (the “Preferred Stock Directors”) at any annual or special meeting of stockholders at which directors are to be elected or any special meeting of the holders of Series J Preferred Stock and any Parity Securities for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause the Corporation to violate the applicable corporate governance requirement of any exchange on which the Corporation’s securities may be listed that listed companies must have a majority of independent directors. In addition, the Board of Directors shall at no time have more than two Preferred Stock Directors.

At any time after this voting power has vested as described above, the Corporation’s Secretary may, and upon the written request of holders of record of at least 20% of the outstanding shares of Series J Preferred Stock and such Parity Securities (addressed to the Secretary at the Corporation’s principal office), must call a special meeting of the holders of Series J Preferred Stock and such Parity Securities for the election of the Preferred Stock Directors. Notice for a special meeting shall be given in a similar manner to that provided in the Bylaws for a special meeting of the stockholders, which the Corporation will provide upon request, or as required by law. If the Corporation’s Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any Holder of shares of Series J Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in these Articles of Incorporation and as described in this Section, and for that purpose will have access to the Corporation’s stock books. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders and until their successors are duly elected and qualify unless such directorships have been previously terminated as set forth in these Articles of Incorporation and as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the Board of Directors to serve until the next annual meeting of the stockholders and until his or her successor is duly elected and qualifies upon the nomination by the remaining Preferred Stock Director, or if none remains in office, by the vote of the holders of record of the outstanding shares of Series J Preferred Stock and all Parity Securities, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

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(ii) Whenever full dividends have been paid or set aside for payment on the Series J Preferred Stock and any non-cumulative Parity Securities for at least four consecutive quarters and all dividends on any cumulative Parity Securities have been paid in full, then the right of the Holders of Series J Preferred Stock and any holders of Parity Securities to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar nonpayment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting the Board of Directors will be automatically reduced accordingly.

(iii) So long as any shares of Series J Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by these Articles of Incorporation or the Corporation’s Bylaws, the vote or consent of the holders of at least two-thirds of the outstanding shares of Series J Preferred Stock and any class or series of Parity Securities upon which like voting rights have been conferred and are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(1) Any amendment of these Articles of Incorporation to authorize, or increase the authorized amount of, any shares of any class or series of stock ranking senior to the Series J Preferred Stock with respect to payment of dividends or distribution of assets on the Corporation’s liquidation, dissolution or winding-up; as well as any amendment of these Articles of Incorporation or the Corporation’s Bylaws that would alter or change the voting powers, preferences or special rights of the Series J Preferred Stock so as to affect them adversely; provided that the amendment of these Articles of Incorporation so as to authorize or create, or to increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of stock of the Corporation ranking on a parity with or junior to the Series J Preferred Stock with respect to dividends and in the distribution of assets on the Corporation’s liquidation, dissolution or winding-up, shall not be deemed to adversely affect the voting powers, preferences or special rights of the Series J Preferred Stock; or

(2) Any merger or consolidation of the Corporation with or into any entity other than a corporation (or comparable foreign entity), or any merger or consolidation of the Corporation with or into any corporation (or comparable foreign entity) unless (i) the Corporation is the surviving corporation in such merger or consolidation and the Series J Preferred Stock remains outstanding or (ii) the Corporation is not the surviving entity in such merger or consolidation but the Series J Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock or similar security of the surviving or resulting entity, or the entity controlling such entity, having voting powers, preferences and special rights that, if such change were effected by amendment of these Articles of Incorporation, would not require a vote of the Holders of the Series J Preferred Stock under Section 4(h)(iii)(1).

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(iv) Sections 4(h)(iii)(1) and (2) shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of Series J Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of Holders of Series J Preferred Stock to effect the redemption.

(v) Except as expressly provided in this Section 4(h), each Holder of Series J Preferred Stock will have one vote per share on any matter on which Holders of Series J Preferred Stock are entitled to vote, including any action by written consent. The Holders of the Series J Preferred Stock shall have exclusive voting rights on any amendment to these Articles of Incorporation that would alter only the contract rights, as expressly set forth in these Articles of Incorporation, of the Series J Preferred Stock.

(i) Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of these Articles of Incorporation) with postage prepaid or the date of such delivery, if delivered by electronic mail, addressed: (i) if to the Corporation, to the principal executive office of the Corporation (or such e-mail address as specified by the Corporation, in the case of delivery by electronic mail), or (ii) if to any Holder or holder of shares of Common Stock, as the case may be, to such Holder or holder at the address (or e-mail address, in the case of delivery by electronic mail) of such Holder or holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series J Preferred Stock or the Common Stock, as the case may be), or (iii) to such other address (or e-mail address, in the case of delivery by electronic mail) as the Corporation or any such Holder or holder, as the case may be, shall have designated by notice similarly given.

(j) No Conversion Rights. The Holders of Series J Preferred Stock shall not have any rights to convert such Series J Preferred Stock into shares of any other class of capital stock of the Corporation.

(k) Other Rights. The shares of Series J Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in these Articles of Incorporation or as provided by applicable law.

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